Exhibit 10.34

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) dated as of June 17, 2010, is between Bank of America, N.A. (the “Bank”) and Super Micro Computer, Inc., a Delaware corporation (the “Borrower”).

1.	FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

1.1	Line of Credit Amount.

(a)	During the availability period described below, the Bank will provide a line of credit to the Borrower (“Facility No. 1”). The amount of the line of credit (the “Facility No. 1 Commitment”) is $25,000,000.

(b)	This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c)	The Borrower agrees not to permit the principal balance outstanding to exceed the Facility No. 1 Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand.

1.2	Availability Period.

The line of credit is available between the date of this Agreement and June 15, 2013, or such earlier date as the availability may terminate as provided in this Agreement (the “Facility No. 1 Expiration Date”). The availability period for this line of credit will be considered renewed if and only if the Bank has sent to the Borrower a written notice of renewal for the line of credit (the “Renewal Notice”). If this line of credit is renewed, it will continue to be subject to all the terms and conditions set forth in this Agreement except as modified by the Renewal Notice. If this line of credit is renewed, the term “Expiration Date” shall mean the date set forth in the Renewal Notice as the Expiration Date and the same process for renewal will apply to any subsequent renewal of this line of credit. A renewal fee may be charged at the Bank’s option. The amount of the renewal fee will be specified in the Renewal Notice.

1.3	Repayment Terms.

(a)	The Borrower will pay interest on July 1, 2010, and then on the same day of each month thereafter until payment in full of any principal outstanding under this facility.

(b)	The Borrower will repay in full any principal, interest or other charges outstanding under Facility No. 1 no later than the Facility No. 1 Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Facility No. 1 Expiration Date.

1.4	Interest Rate.

(a)	The interest rate is a rate per year equal to the Bank’s Prime Rate minus 0.50 percentage points.

(b)	The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate will take effect at the opening of business on the day specified in the public announcement of a change in the Bank’s Prime Rate.

1.5	Optional Interest Rates.

Instead of the interest rate based on the rate stated in the paragraph entitled “Interest Rate” above, the Borrower may elect the optional interest rates listed below for this Facility No. 1 during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a “Portion.” The following optional interest rates are available:

(a)	The LIBOR Rate plus 1.50 percentage point(s).

1.6	Letters of Credit.

(a)	At the request of the Borrower, between the date of this Agreement and the Facility No. 1 Expiration Date, the Bank will issue:

(i)	Standby letters of credit with a maximum maturity of 365 days but not to extend more than 365 days beyond the Facility No. 1 Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary; provided, however, that each letter of credit must include a final maturity date which will not be subject to automatic extension.

(ii)	Commercial letters of credit with a maximum maturity of 365 days but not to extend more than 365 days beyond the Facility No. 1 Expiration Date. The commercial letters of credit will require drafts payable at sight.

(b)	The amount of all letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letters of credit) may not exceed $5,000,000.

(c)	In calculating the principal amount outstanding under the Facility No. 1 Commitment, the calculation will include the amount of any letters of credit outstanding, including amounts drawn on any letters of credit and not yet reimbursed.

(d)	The Borrower agrees:

(i)	Any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(ii)	If there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(iii)	The issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank’s written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(iv)	To sign the Bank’s form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable.

(v)	To pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(vi)	To allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

(vii)	To pay the Bank a non-refundable fee equal to 2.00% per annum of the outstanding undrawn amount of each standby letter of credit (the “L/C Fee”), payable quarterly in advance, calculated on the basis of the face amount outstanding on the day the L/C Fee is calculated. If there is a default under this Agreement, at the Bank’s option, the amount of the L/C Fee will be increased to 4.00% per annum, effective starting on the day the Bank provides notice of the increase to the Borrower.

2.	OPTIONAL INTEREST RATES

2.1	Optional Rate.

Each optional interest rate is a rate per year. Interest will be paid on July 1, 2010, and then on the same day of each month thereafter until payment in full of any principal outstanding under this Agreement. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs. At the end of any interest period, the interest rate will revert to the rate stated in the paragraph(s) entitled “Interest Rate” above, unless the Borrower has designated another optional interest rate for the Portion.

2.2	LIBOR Rate.

The election of LIBOR Rates shall be subject to the following terms and requirements:

(a)	The interest period during which the LIBOR Rate will be in effect will be one, two, three, and six months. The first day of the interest period must be a day other than a Saturday or a Sunday on which banks are open for business in New York and London and dealing in offshore dollars (a “LIBOR Banking Day”). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b)	Each LIBOR Rate Portion will be for an amount not less than $100,000.

(c)	A LIBOR Rate may be elected only for the entire principal amount outstanding under the applicable facility.

(d)	The “LIBOR Rate” means the interest rate determined by the following formula. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

LIBOR Rate =	London Inter-Bank Offered Rate
(1.00 - Reserve Percentage)

Where,

(i)	“London Inter-Bank Offered Rate” means, for any applicable interest period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term equivalent to such interest period. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

(ii)	“Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(e)	The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon Pacific time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(f)	The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

(i)	Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

(ii)	the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.

(g)	Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A “prepayment” is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(h)	The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

3.	FEES AND EXPENSES

3.1	Fees.

(a)	Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Facility No. 1 Commitment and the amount of credit it actually uses, determined by the daily amount of credit outstanding during the specified period (such fee, the “Unused Commitment Fee”). The Unused Commitment Fee will be calculated at 0.30% per year. The Unused Commitment Fee is due on September 30, 2010, and on the last day of each following quarter until the expiration of the availability period. If the Borrower maintains an average daily balance of at least $14,000,000 in one or more demand deposit accounts at Bank at all times during the period for which the Unused Commitment Fee is calculated, then the Borrower is not obligated to pay the Unused Commitment Fee calculated with respect to that period.

(b)	Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank’s option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph implies that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

(c)	Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee will not constitute a waiver of the Bank’s rights with respect to the default.

3.2	Expenses.

The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

3.3	Reimbursement Costs.

(a)	The Borrower agrees to reimburse the Bank for all reasonable costs and expenses it incurs in the preparation, administration and enforcement of this Agreement and any agreement or instrument required by this Agreement, including costs and fees related to the due diligence performed by the Bank prior to the preparation to this Agreement. Expenses include, but are not limited to, reasonable attorneys’ fees, including any allocated costs of the Bank’s in-house counsel to the extent permitted by applicable law.

(b)	The Borrower agrees to reimburse the Bank for the cost of periodic field examinations of the Borrower’s books, records and collateral, and appraisals of the collateral, at such intervals as the Bank may reasonably require. The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.

4.	COLLATERAL

4.1	Personal Property.

The personal property listed below now owned or owned in the future by the parties listed below will secure the Borrower’s obligations to the Bank under this Agreement. The collateral is further defined in security agreement(s) executed by the owners of the collateral. In addition, all personal property collateral owned by the Borrower securing this Agreement will also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing or received written notice thereof), including any obligations arising from interest rate swap agreements with the Bank. All personal property collateral securing any other present or future obligations of the Borrower to the Bank will also secure this Agreement.

(a)	Equipment and fixtures owned by the Borrower. But, Bank will agree to subordinate its lien in the fixtures to the real property commonly known as 801 and 802 Fox Lane, San Jose, California, and 1781, 1785 and 1797 Fox Drive, San Jose, California, to the provider(s) of long-term financing for the purchase of that real property.

(b)	Inventory owned by the Borrower.

(c)	Receivables owned by the Borrower.

(d)	Securities or other investment property owned by the Borrower.

Regulation U of the Board of Governors of the Federal Reserve System places certain restrictions on loans secured by margin stock (as defined in the Regulation). The Bank and the Borrower will comply with Regulation U. If any of the collateral is margin stock, the Borrower must provide to the Bank a Form U-1 Purpose Statement.

(e)	General intangibles owned by the Borrower, but excluding patents and trademarks.

5.	DISBURSEMENTS, PAYMENTS AND COSTS

5.1	Disbursements and Payments.

(a)	Each payment by the Borrower will be made in U.S. Dollars and immediately available funds by debit to a deposit account, as described in this Agreement or otherwise authorized by the Borrower. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States, or by such other method as may be permitted by the Bank.

(b)	The Bank may honor instructions for advances or repayments given by the Borrower (if an individual), or by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers (each an “Authorized Individual”).

(c)	For any payment under this Agreement made by debit to a deposit account, the Borrower will maintain sufficient immediately available funds in the deposit account to cover each debit. If there are insufficient immediately available funds in the deposit account on the date the Bank enters any such debit authorized by this Agreement, the Bank may reverse the debit.

(d)	Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

(e)	Prior to the date each payment of principal and interest and any fees from the Borrower becomes due (the “Due Date”), the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the “Billed Amount”). The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate. If the Billed Amount differs from the actual amount due on the Due Date (the “Accrued Amount”), the discrepancy will be treated as follows:

(i)	If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

(ii)	If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

5.2	Telephone and Telefax Authorization.

(a)	The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the Authorized Individuals.

(b)	Advances will be deposited in and repayments will be withdrawn from account number 11863-19219 owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower.

(c)	The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any Authorized Individual. This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

5.3	Direct Debit.

(a)	The Borrower agrees that on the Due Date the Bank will debit the Billed Amount from deposit account number 11863-19219 owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the “Designated Account”).

5.4	Banking Days.

Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

5.5	Interest Calculation.

Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement will continue to bear interest until paid.

5.6	Default Rate.

Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 6.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

5.7	Taxes.

If any payments to the Bank under this Agreement are made from outside the United States, the Borrower will not deduct any foreign taxes from any payments it makes to the Bank. If any such taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.

6.	CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

6.1	Authorizations.

If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

6.2	Governing Documents.

A copy of the Borrower’s organizational documents.

6.3	Security Agreements.

Signed original security agreements covering the personal property collateral which the Bank requires.

6.4	Perfection and Evidence of Priority.

Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others’ rights and interests, except those the Bank consents to in writing. All title documents for motor vehicles which are part of the collateral must show the Bank’s interest.

6.5	Payment of Fees.

Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled “Reimbursement Costs.”

6.6	Good Standing.

Certificates of good standing for the Borrower from the State of Delaware, the State of California, and any other state in which the Borrower is required to qualify to conduct its business.

6.7	Legal Opinion.

A written opinion from the Borrower’s legal counsel, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.

6.8	Insurance.

Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.

7.	REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

7.1	Formation.

The Borrower is duly formed and validly existing under the laws of the State of Delaware.

7.2	Authorization.

This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

7.3	Enforceable Agreement.

This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

7.4	Good Standing.

In each state in which the Borrower does business, including, without limitation, the State of California, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

7.5	No Conflicts.

This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

7.6	Financial Information.

All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower’s (and any guarantor’s) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor).

7.7	Lawsuits.

There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower’s financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

7.8	Collateral.

All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

7.9	Permits. Franchises.

The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

7.10	Other Obligations.

The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

7.11	Tax Matters.

The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

7.12	No Event of Default.

There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

7.13	Insurance.

The Borrower has obtained, and maintained in effect, the insurance coverage required in Article 8 of this Agreement.

8.	COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1	Use of Proceeds.

(a)	To use the proceeds of Facility No. 1 only for general corporate purposes, including working capital, capital expenditures, the purchase of a plan/factory in Taiwan for up to $8 million, and the acquisition of real estate, if such real estate acquisition is financed by long-term permanent financing within 6 months of purchase.

(b)	The proceeds of the credit extended under this Agreement may not be used directly or indirectly to purchase or carry any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such “margin stock,” or to reduce or retire any indebtedness incurred for such purpose.

8.2	Financial Information.

To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)	Within 120 days of the fiscal year end, the annual financial statements of Borrower, certified and dated by an authorized financial officer. These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b)	Within 45 days of the period’s end (including the last period in each fiscal year), quarterly financial statements of Borrower, certified and dated by an authorized financial officer. These financial statements may be company-prepared. The statements shall be prepared on a consolidated and consolidating basis.

(c)	Within 120 days of the end of each fiscal year and within 45 days of the end of each quarter, a compliance certificate of the Borrower substantially in the form of Exhibit A to this Agreement, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement applicable to the party submitting the information and, if any such default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto.

(d)	Promptly upon the Bank’s request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower, each Subsidiary and as to each guarantor (if any) of the Borrower’s obligations to the Bank as the Bank may request.

8.3	Profitability.

Not to incur on a consolidated basis, a net loss before taxes and extraordinary items in any two consecutive quarterly accounting periods.

8.4	Interest Coverage Ratio.

To maintain on a consolidated basis an Interest Coverage Ratio of at least 3.0:1.0.

“Interest Coverage Ratio” means the ratio of EBITDA to interest expense.

“EBITDA” means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization. This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements, using the results of the twelve-month period ending with that reporting period.

8.5	Funded Debt to EBITDA Ratio.

To maintain on a consolidated basis a ratio of Funded Debt to EBITDA not exceeding 2.0:1.0.

“Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term debt, less the non-current portion of Subordinated Liabilities.

“Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

8.6	Unencumbered Liquid Assets.

To maintain, at all times during the term of this Agreement, Unencumbered Liquid Assets held in the United States having an aggregate market value of not less than $30,000,000.

“Unencumbered Liquid Assets” means the following assets (excluding assets of any retirement plan) which (i) are not the subject of any lien, pledge, security interest or other arrangement with any creditor to have his claim satisfied out of the asset (or proceeds thereof) prior to the general creditors of the owner of the asset, and (ii) may be converted to cash within 5 days:

(a)	Cash or cash equivalents held in the United States;

(b)	United States Treasury or governmental agency obligations which constitute full faith and credit of the United States of America;

(c)	Commercial paper rated P-1 or A1 by Moody’s or S&P, respectively;

(d)	Medium and long-term securities rated investment grade by one of the rating agencies described in (c) above;

(e)	Eligible Stocks;

(f)	Mutual funds quoted in The Wall Street Journal which invest primarily in the assets described in (a) – (e) above.

“Eligible Stocks” includes any common or preferred stock which (i) is not subject to statutory or contractual restrictions on sales, (ii) is traded on a U. S. national stock exchange, including the Global or Global Select tier of NASDAQ and (iii) has, as of the close of trading on the applicable exchange (excluding after hours trading), a per share price of at least $15.

The Borrower will provide the Bank a Form U-1 Purpose Statement, confirming that none of the proceeds of the loan will be used to buy or carry any margin stock.

8.7	Bank as Principal Depository.

To maintain the Bank or one of its affiliates as its principal depository bank, including for the maintenance of business, cash management, operating, collection, lockbox and administrative deposit accounts.

8.8	Other Debts.

Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank’s written consent. This does not prohibit:

(a)	Acquiring goods, supplies, or merchandise on normal trade credit.

(b)	Endorsing negotiable instruments received in the usual course of business.

(c)	Obtaining surety bonds in the usual course of business.

(d)	Incurring indebtedness of no more than $13,875,000 to Wells Fargo Bank, N.A. for the purpose of obtaining long-term financing of the purchase of the real property commonly known as 801 and 821 Fox Lane, San Jose, California, and 1797, 1781 and 1785 Fox Drive, San Jose, California (the “Facility Debt”).

(e)	Liabilities, lines of credit and leases in existence on the date of this Agreement and disclosed in writing to the Bank by the provision to Bank of complete copies of the document evidencing such liabilities and obligations.

(f)	Additional debts and lease obligations for business purposes which, together with the debts permitted under subparagraph(s) (a), (b) and (c) above, do not exceed a total principal amount of $25,000,000 outstanding at any one time.

8.9	Other Liens.

Not to create, assume, or allow any security interest or lien (including judicial liens) on any real or personal property the Borrower or any Subsidiary now or later owns, except:

(a)	Liens and security interests in favor of the Bank.

(b)	Liens for taxes not yet due.

(c)	Liens securing the Facility Debt.

(d)	Additional purchase money security interests in assets acquired after the date of this Agreement, if the total principal amount of debts secured by such liens does not exceed $5,000,000 at any one time.

(e)	Liens on the assets of foreign Subsidiaries, provided that the value of the assets pledged does not in the aggregate exceed 10% of the value of Borrower’s consolidated assets and provided that the assets subject to such liens do not include any intellectual property.

8.10	Maintenance of Assets.

(a)	Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower’s business or the Borrower’s assets except in the ordinary course of the Borrower’s business; provided, however, that Borrower may not sell, assign, lease, or transfer any part of the Borrower’s business or the Borrower’s assets to the Subsidiaries, including in the ordinary course of business, unless the Bank has consented to such transfer in writing, such consent to be given or withheld in the Bank’s sole discretion. The term “Subsidiary” means any partially or wholly-owned subsidiary of Borrower and the term “Subsidiaries” means all such entities collectively.

(b)	Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c)	Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d)	To maintain and preserve all rights, privileges, and franchises the Borrower now has.

(e)	To make any repairs, renewals, or replacements to keep the Borrower’s properties in good working condition.

8.11	Investments.

Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)	Existing investments disclosed to the Bank in writing.

(b)	Investments in the Borrower’s wholly-owned Subsidiaries.

(c)	Investments in any of the following:

(i)	certificates of deposit;

(ii)	U.S. treasury bills and other obligations of the federal government;

(iii)	readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

8.12	Loans.

Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)	Existing extensions of credit disclosed to the Bank in writing.

(b)	Extensions of credit to the Borrower’s wholly-owned Subsidiaries.

(c)	Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

8.13	Change in Ownership.

Not to cause, permit, or suffer any change in capital ownership such that there is a change of more than 25% in the direct or indirect capital ownership of the Borrower.

8.14	Subsidiary Concentration.

If the revenues of a Subsidiary at any time constitute 20% or more of the Borrower’s consolidated revenues, or if the assets of a Subsidiary at any time constitute 20% or more of the Borrower’s consolidated assets, then Borrower must:

(a)	Cause that Subsidiary to execute and deliver to Bank a guaranty of the Obligations in form and substance satisfactory to Bank, and

(b)	Execute a pledge agreement in form and substance to Bank that pledges to the Bank as security for the Obligations 100% of the Borrower’s ownership interest in such Subsidiary, in the case of domestic Subsidiaries, and 100% of the Borrower’s ownership interest in such Subsidiary up to a maximum of 65% of the issued and outstanding capital stock in such Subsidiary, in the case of foreign Subsidiaries. A “domestic Subsidiary” means any Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia. A “foreign Subsidiary” means any Subsidiary that is not a domestic Subsidiary.

8.15	Additional Negative Covenants.

Not to, without the Bank’s written consent:

(a)	Enter into any consolidation, merger, or other combination, or acquire or purchase a business or its assets, if (i) the Borrower is not the surviving entity in such transaction, (ii) the Borrower is in violation of any of its covenants in this Agreement prior to such transaction, (iii) the Borrower would violate any of its covenants in this Agreement as a result of such transaction, or (iv) the Borrower’s ratio of Funded Debt to EBITDA would exceed 1.50:1.0 as a result of such transaction.

(b)	Become a partner in a partnership, a member of a joint venture, or a member of a limited liability company if (i) the Borrower is in violation of any of its covenants in this Agreement prior to such transaction, (ii) the Borrower would violate any of its covenants in this Agreement as a result of such transaction, or (iii) the Borrower’s ratio of Funded Debt to EBITDA would exceed 1.50:1.0 as a result of such transaction.

(c)	Acquire or purchase a business or its assets if (i) the Borrower is in violation of any of its covenants in this Agreement prior to such transaction, (ii) the Borrower would violate any of its covenants in this Agreement as a result of such transaction, or (iii) the Borrower’s ratio of Funded Debt to EBITDA would exceed 1.50:1.0 as a result of such transaction.

(d)	Engage in any business activities substantially different from the Borrower’s present business.

(e)	Liquidate or dissolve the Borrower’s business.

(f)	Voluntarily suspend its business for more than 5 days in any 1-year period.

(g)	Fail to be a reporting company under the Securities Exchange Act of 1934, as amended, or fail to have its securities traded on a stock exchange.

8.16	Notices to Bank.

To promptly notify the Bank in writing of:

(a)	Any lawsuit(s), individually or in the aggregate, against the Borrower, any Subsidiary or any Obligor that have or are likely to have a material effect on the Borrower.

(b)	Any substantial dispute between any governmental authority and the Borrower, any Subsidiary or any Obligor.

(c)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d)	Any material adverse change in the Borrower’s, any Subsidiary’s or any Obligor’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e)	Any change in the Borrower’s, any Subsidiary’s or any Obligor’s name, legal structure, state of registration, place of business, or chief executive office if the Borrower or any Obligor has more than one place of business.

(f)	Any actual contingent liabilities of the Borrower, any Subsidiary or any Obligor, and any such contingent liabilities which are reasonably foreseeable, where such liabilities, individually or in the aggregate, have or are likely to have a material effect on the Borrower.

For purposes of this Agreement, “Obligor” means any guarantor and any party pledging collateral to the Bank.

8.17	Insurance.

(a)	General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for the Borrower’s business. Each policy must provide for at least thirty (30) days prior notice to the Bank of any cancellation thereof.

(b)	Insurance Covering Collateral. To maintain all risk property damage insurance policies (including without limitation windstorm coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender’s loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(c)	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

8.18	Compliance with Laws.

To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower’s business. The Bank will have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower must fully cooperate with the Bank in complying with all such applicable laws and regulations.

8.19	ERISA Plans.

Promptly during each year, to pay and cause any Subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph will have the meanings defined within ERISA.

8.20	Books and Records.

To maintain adequate books and records.

8.21	Audits.

To allow the Bank and its agents to inspect the Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower’s properties, books or records is in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

8.22	Perfection of Liens.

To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

8.23	Cooperation.

To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

8.24	Post-Closing Deliverables.

To deliver to the Bank, no later than August 31, 2010, the following:

(a)	A completed Bank form Environmental Questionnaire.

(b)	For any personal property collateral located on real property which is subject to a mortgage or deed of trust or which is not owned by the Borrower (or the grantor of the security interest), an agreement from the owner of the real property and the holder of any such mortgage or deed of trust.

9.	HAZARDOUS SUBSTANCES

9.1	Indemnity Regarding Hazardous Substances.

The Borrower will indemnify and hold harmless the Bank from any loss or liability the Bank incurs in connection with or as a result of this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower’s property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys’ fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.

9.2	Compliance Regarding Hazardous Substances.

The Borrower represents and warrants that the Borrower has complied with all current and future laws, regulations and ordinances or other requirements of any governmental authority relating to or imposing liability or standards of conduct concerning protection of health or the environment or hazardous substances.

9.3	Notices Regarding Hazardous Substances.

Until full repayment of the loans made hereunder, the Borrower will promptly notify the Bank in writing of any threatened or pending investigation of the Borrower or its operations by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance.

9.4	Site Visits, Observations and Testing.

The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Borrower, to enter and visit any locations where the collateral securing this Agreement (the “Collateral”) is located for the purposes of observing the Collateral, taking and removing environmental samples, and conducting tests. The Borrower must reimburse the Bank on demand for the costs of any such environmental investigation and testing. The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant this paragraph to avoid interfering with the Borrower’s or applicable Obligor’s use of the Collateral. The Bank is under no duty to observe the Collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank’s security and preserving the Bank’s rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof (“Environmental Report”) (i) will result in a waiver of any default of the Borrower; (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to the Borrower or any other party, the Borrower authorizes the Bank to make such a disclosure. The Bank may also disclose an Environmental Report to any regulatory authority, and to any other parties as necessary or appropriate in the Bank’s judgment. The Borrower further understands and agrees that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrower by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrower) by the Borrower without advice or assistance from the Bank.

9.5	Definition of Hazardous Substances.

“Hazardous substances” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas.

9.6	Continuing Obligation.

The Borrower’s obligations to the Bank under this Article, except the obligation to give notices to the Bank, will survive termination of this Agreement and repayment of the Borrower’s obligations to the Bank under this Agreement.

10.	DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank will have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

10.1	Failure to Pay.

The Borrower fails to make a payment under this Agreement when due.

10.2	Other Bank Agreements.

Any default occurs under any other agreement the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has with the Bank or any affiliate of the Bank.

10.3	Cross-default.

Any default occurs under any agreement in connection with any credit the Borrower, any Subsidiary or any Obligor has obtained from anyone else, or which the Borrower, any Subsidiary or any Obligor has guaranteed, in the amount of $1,000,000 or more individually or in the aggregate.

10.4	False Information.

The Borrower or any Obligor has given the Bank false or misleading information or representations.

10.5	Bankruptcy.

The Borrower, any Obligor, or any general partner of the Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or the Borrower, any Obligor, or any general partner of the Borrower or of any Obligor makes a general assignment for the benefit of creditors.

10.6	Receivers.

A receiver or similar official is appointed for a substantial portion of the Borrower’s or any Obligor’s business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.

10.7	Lien Priority.

The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement.

10.8	Lawsuits.

Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower or any Obligor in an aggregate amount of $2,000,000 or more in excess of any insurance coverage.

10.9	Judgments.

Any judgments or arbitration awards are entered against the Borrower or any Obligor, or the Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of $2,000,000 or more in excess of any insurance coverage.

10.10	Material Adverse Change.

A material adverse change occurs, or is reasonably likely to occur, in the Borrower’s (or any Obligor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

10.11	Government Action.

Any government authority takes action that the Bank believes materially adversely affects the Borrower’s or any Obligor’s financial condition or ability to repay.

10.12	Default under Related Documents.

Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.

10.13	ERISA Plans.

Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

(a)	A reportable event occurs under Section 4043(c) of ERISA with respect to a Plan.

(b)	Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

10.14	Other Breach Under Agreement.

A default occurs under any other term or condition of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower (or any other party named in Article 8) to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

11.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

11.1	GAAP.

Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

11.2	Governing Law.

This Agreement is governed by and must be construed in accordance with the laws of California. To the extent that the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph will not be deemed to deprive the Bank of such rights and remedies as may be available under federal law.

11.3	Successors and Assigns.

This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign this loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

11.4	Dispute Resolution Provision.

This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.” This Dispute Resolution Provision is a material inducement for the parties entering into this agreement.

(a)	This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”). For the purposes of this Dispute Resolution Provision only, the term “parties” will include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b)	At the request of any party to this agreement, any Claim must be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c)	Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision will control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)	The arbitration will be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement. All Claims will be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims will be decided by three arbitrators. All arbitration hearings must commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) must be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) must provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e)	The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable must be determined by the arbitrator(s), except as set forth at subparagraph (j) of this Dispute Resolution Provision. The arbitrator(s) will have the power to award legal fees pursuant to the terms of this agreement.

(f)	The procedure described above will not apply if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property. In this case, all of the parties to this agreement must consent to submission of the Claim to arbitration.

(g)	To the extent any Claims are not arbitrated, to the extent permitted by law the Claims will be resolved in court by a judge without a jury, except any Claims which are brought in California state court will be determined by judicial reference as described below.

(h)	Any Claim which is not arbitrated and which is brought in California state court will be resolved by a general reference to a referee (or a panel of referees) as provided in California Code of Civil Procedure Section 638. The referee (or presiding referee of the panel) must be a retired Judge or Justice. The referee (or panel of referees) must be selected by mutual written agreement of the parties. If the parties do not agree, the referee must be selected by the Presiding Judge of the Court (or his or her representative) as provided in California Code of Civil Procedure Section 638 and the following related sections. The referee will determine all issues, whether of fact or law, in accordance with existing California law and the California rules of evidence and civil procedure. The referee will be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644(a) and 645. The parties reserve the right to seek appellate review of any judgment or order, including but not limited to, orders pertaining to class certification, to the same extent permitted in a court of law.

(i)	This Dispute Resolution Provision does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies. The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration or judicial reference.

(j)	Any arbitration or court trial (whether before a judge or jury or pursuant to judicial reference) of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). The Class Action Waiver precludes any party from participating in or being represented in any class or representative action regarding a Claim. Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court or referee and not by an arbitrator. The parties to this agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate will be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(k)	By agreeing to binding arbitration or judicial reference, the parties irrevocably and voluntarily waive any right they may have to a trial by jury as permitted by law in respect of any Claim. Furthermore, without intending in any way to limit this Dispute Resolution Provision, to the extent any Claim is not arbitrated or submitted to judicial reference, the parties irrevocably and voluntarily waive any right they may have to a trial by jury to the extent permitted by law in respect of such Claim. This waiver of jury trial will remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION, BY JUDICIAL REFERENCE, OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

11.5	Severability; Waivers.

If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

11.6	Attorneys’ Fees.

The Borrower must reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.

11.7	Set-Off.

(a)	In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any event of default under this Agreement, the Bank is authorized, at any time, to set off and apply any and all Deposits of the Borrower or any Obligor held by the Bank against any and all Obligations owing to the Bank. The set-off may be made irrespective of whether or not the Bank made demand under this Agreement or any guaranty, and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable Deposits.

(b)	The set-off may be made without prior notice to the Borrower or any other party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Obligor) to the fullest extent permitted by law. The Bank agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice will not affect the validity of such set-off and application.

(c)	For the purposes of this paragraph, “Deposits” means any deposits (general or special, time or demand, provisional or final, individual or joint) and any instruments owned by the Borrower or any Obligor which come into the possession or custody or under the control of the Bank. “Obligations” means all obligations, now or hereafter existing, of the Borrower to the Bank under this Agreement and under any other agreement or instrument executed in connection with this Agreement, and the obligations to the Bank of any Obligor.

11.8	One Agreement.

This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)	represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)	replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c)	are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement will be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

11.9	Indemnification.

The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit. This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower’s obligations to the Bank. All sums due to the Bank hereunder will be obligations of the Borrower, due and payable immediately without demand.

11.10	Notices.

Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement must be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications will be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

11.11	Headings.

Article and paragraph headings are for reference only and do not affect the interpretation or meaning of any provisions of this Agreement.

11.12	Counterparts.

This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, must be deemed an original but all such counterparts will constitute but one and the same agreement.

11.13	Borrower Information; Reporting to Credit Bureaus.

The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references and obtain credit reports. The Borrower agrees that the Bank has the right at all times to disclose and report to credit rating agencies such information pertaining to the Borrower as is consistent with the Bank’s policies and practices from time to time in effect.

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This Agreement is executed as of the date stated at the top of the first page.

Bank of America, N.A.		Super Micro Computer, Inc.

By	/s/ Thomas R. Sullivan	By	/s/ Howard Hideshima
Name: Thomas R. Sullivan Title: Senior Vice President		Typed Name: Howard Hideshima Title: Chief Financial Officer

Address where notices to the Bank are to be sent:		Address where notices to the Borrower are to be sent:

Bank of America, N.A. Attention: Tom Sullivan 530 Lytton Avenue Palo Alto, CA 94301-1539		Super Micro Computer, Inc. Attention: Legal Department 980 Rock Avenue San Jose, California 95131

Facsimile: (650) 798-1148		Telephone: (408) 503-8000 Facsimile: (408) 503-8033

Federal law requires Bank of America, N.A. (the “Bank”) to provide the following notice. The notice is not part of the foregoing agreement or instrument and may not be altered. Please read the notice carefully.

USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

S-1

Exhibit A

Form of Compliance Certificate

A-1

Exhibit A

COMPLIANCE CERTIFICATE

This Compliance Certificate (the “Certificate”) is delivered pursuant to the Loan Agreement dated as of June 17, 2010 (together with all amendments and modifications, if any, from time to time made thereto, the “Loan Agreement”), between Super Micro Computer, Inc., a Delaware corporation (“Borrower”), and Bank of America, N.A (“Bank”). Unless otherwise defined, terms used herein (including the exhibits hereto) have the meanings provided in the Loan Agreement.

Borrower hereby certifies and warrants that:

As of                                 ,                     :

Unless specifically noted below, Borrower was not in default of any of the provisions of the Loan Agreement during the period to which this Certificate relates, including but not limited to:

1.	Representations and Warranties provisions.

2.	Covenants provisions, such as:

a.	Financial Information, in form and substance provided for, appropriately signed and presented as agreed.

b.	Financial Covenants provided for in the agreement (e.g. Profitability, Funded Debt to EBITDA Ratio, Interest Coverage Ratio, and Unencumbered Liquid Assets).

c.	Use of proceeds provisions.

d.	Provisions for notices, including notices pertaining to defaults, lawsuits, material adverse change, contingent liabilities and governmental or regulatory actions.

e.	Insurance provisions.

f.	Subsidiary Concentration.

g.	Additional Negative Covenants provisions including asset disposition, change of ownership and engaging in substantially different business activities.

3.	Provisions constituting Defaults, including but not limited to: Failure to Pay, False Information, Bankruptcy, Receivers, Government Action, Material Adverse Change and Cross-default.

Borrower was in default of the following provisions of the Loan Agreement during the period to which this Certificate relates:

[ ]	None.

[ ]	Describe:

IN WITNESS WHEREOF, the undersigned has executed and delivered this certificate, this                  day of                         , 20        .

SUPER MICRO COMPUTER, INC.

By:	/s/ Howard Hideshima

Name:	Howard Hideshima
Title:	CFO

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FUNDED DEBT TO EBITDA EXHIBIT

Period ending
Funded Debt to EBITDA Ratio*

1. Funded Debt
A. Outstanding liabilities for borrowed money and other interest bearing liabilities, including current and long term debt:	$
B. Non-current portion of Subordinated Liabilities:	$
C. Subtotal 1(C) = 1(A) MINUS1(B):	$
2. EBITDA
A. Net income:	$
B. Income from discontinued operations and extraordinary items:	$
C. Loss from discontinued operations and extraordinary items:	$
D. Subtotal 2(D) = 2(A) MINUS 2(B) PLUS 2(C):	$
E. Income taxes:	$
F. Interest expense:	$
G. Depreciation, depletion and amortization:	$
H. Subtotal 2(H) = 2(D) PLUS 2(E) PLUS 2(F) PLUS 2(G):	$

Funded Debt to EBIDTA ratio = Subtotal 1(C) / Subtotal 2(H) =	:

Minimum required Funded Debt to EBITDA ratio:	2.0:1.0

“Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

*	Calculate on a consolidated basis.

2

INTEREST COVERAGE RATIO EXHIBIT

Period ending
Interest Coverage Ratio*

1. EBITDA
A. Net income:	$
B. Income from discontinued operations and extraordinary items:	$
C. Loss from discontinued operations and extraordinary items:	$
D. Subtotal 2(D) = 2(A) MINUS 2(B) PLUS 2(C):	$
E. Income taxes:	$
F. Interest expense:	$
G. Depreciation, depletion and amortization:	$
H. Subtotal 1(H) = 1(D) PLUS 1(E) PLUS 1(F) PLUS 1(G):	$
2. Interest Expense
A. Interest expense:	$

Interest Coverage Ratio (Subtotal 1(1-1) / 2(A)):	:

Maximum allowed ratio:	3.0:1.0
* Calculate on a consolidated basis.

3

UNENCUMBERED LIQUID ASSETS EXHIBIT

Period ending
Unencumbered Liquid Assets

Borrower owns the following:

A. Cash or cash equivalents held in the United States	$
B. United States Treasury or governmental agency obligations which constitute full faith and credit of the United States of America	$
C. Commercial paper rated P-1 or A1 by Moody’s or S&P, respectively	$
D. Medium and long-term securities rated investment grade by one of the rating agencies described in C above	$
E. Eligible Stocks	$
F. Mutual funds quoted in The Wall Street Journal which invest primarily in the assets described in A-E above	$
TOTAL	$

Minimum required amount of Unencumbered Liquid Assets:	$30,000,000

“Unencumbered Liquid Assets” means the above assets (excluding assets of any retirement plan) which are held in the United States and (i) are not the subject of any lien, pledge, security interest or other arrangement with any creditor to have his claim satisfied out of the asset (or proceeds thereof) prior to the general creditors of the owner of the asset, and (ii) may be converted to cash within 5 days.

“Eligible Stocks” includes any common or preferred stock which (i) is not subject to statutory or contractual restrictions on sales, (ii) is traded on a U.S. national stock exchange, including the Global or Global Select tier of NASDAQ and (iii) has, as of the close of trading on the applicable exchange (excluding after hours trading), a per share price of at least $15.

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